Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-188994 and 333-182720) and Form S-3 (No. 333-196512) of Engility Holdings, Inc. of our report dated March 3, 2015, except for the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting as to which the date is November 6, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10-K.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
November 6, 2015